DiVall Insured Income Properties 2, L.P.
Quarterly News

PROPERTY UNCERTAINTIES RESOLVED

The New Year has begun with good news for three properties that caused uncertainties last year for the portfolio of DiVall Insured Income Properties 2 L.P. (the "Partnership"):

Applebee's: The Applebee's franchisee has been in Chapter 11 bankruptcy since May 2018. In January 2019 the franchisee filed with the court to "accept" our lease without modification. Although the Partnership was pressured to modify the lease as a condition of "acceptance" (including reduced fixed rents and the elimination of percentage rent participation in growing sales), the Partnership endured the pressure and did not modify the lease terms.

Wendy's Destroyed By Fire (3013 Peach Orchard Road, Augusta, GA): The very expensive code requirements in Columbia County has added unanticipated permitting delays and unique compliance requirements for the project. Construction has commenced, and the new Wendy's design prototype should be open by mid-May 2019. The tenant had hoped for a March 2019 opening. Although we had negotiated for a continuation of fixed rent throughout the closed period, the Partnership is projected to lose significant percentage rents from this tenant in 2018 (approximately $62,000) and 2019 (approximately $60,000).

Brakes4Less (Martinez, GA): This former Wendy's store is also in Columbia County and has been subjected to costly code upgrades for existing utilities; building renovations and expansions, as well as extensive landscaping demands. The tenant now expects to invest in excess of $275,000. The Partnership agreed to contribute $60,000 through abated rent in Year 1 in exchange for waiving the inspection period and an extension of the original ten-year term to eleven years. The tenant has waived all contingencies, all permits have been approved by the city and county, and renovation is underway. Due to abated rent, (in lieu of a one-time cash contribution to tenant), rent will not commence for distribution until 2020.

The resolution of the above uncertainties is expected to again stabilize the Partnership with all properties leased.

EXPECTED 2019 DISTRIBUTIONS

The Partnership invested significantly in updating decades old environmental, survey and title costs during 2018 in connection with testing the sale market. These costs will not need to be duplicated again even for a future portfolio sale.

Accordingly, we expect to distribute $800,000 ($17.28 per unit) from 2019 operations as compared to $650,000 ($14.04 per unit) from 2018 operations.

INSIDE THIS ISSUE

STABILIZED DISTRIBUTIONS PROJECTED FOR 2020

The full impact of eliminating the uncertainties for the three properties noted above including reconstruction, renovation, expiration of abated rent and restoration of sales subject to percentage rents (without any individual property sales) should result in approximately an additional $3.00 per unit annual distribution or an 80 basis point increase in yield on our $380 NUV.

Q4 2018 DISTRIBUTION

As budgeted, **$500,000 ($10.80 per unit)** will be distributed for the fourth quarter of 2018 on or about February 15, 2019, representing the percentage rents noted below.

EARLIER PERCENTAGE RENT DISTRIBUTION

Unlike prior years when we paid the annual percentage rent distribution with the first quarter distribution in May, we plan to pay the 2018 percentage rent distribution on or about February 15, 2019 instead of May 15, 2019. Although we will receive about $62,000 less percentage rent in 2018 on the Wendy's destroyed by fire (compared to 2017 for this store), we still expect to distribute $500,000 ($10.80 per unit) from available percentage rents.

Access to Additional Financial Information

For further quarterly 2018 unaudited financial information, see the Partnership's interim financial reports filed as part of the Partnership's Form 10-Q. A copy of this filing and other public reports can be viewed and printed free of charge at the Partnership's website at www.divallproperties.com or at the SEC's website at www.sec.gov. The Partnership's 2017 Annual Report on Form 10-K was filed with the SEC on March 23, 2018, which also can be accessed via the websites listed.

FORWARD LOOKING STATEMENTS

Forward-looking statements may differ materially from actual results. Investors are cautioned not to place undue reliance on forward-looking statements, such as "intends," "plan," "anticipates," "believes," "could," "should," "estimate," "expect," "projects," "aim," or other variations on these terms, which reflect the Partnership's management's view only as of February 15, 2019, the date this newsletter was sent for printing and mail assembly. The Partnership undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this newsletter include changes in general economic conditions, changes in real estate conditions and markets, inability of the General Partner to find a suitable purchaser for any marketed properties, inability to agree on an acceptable purchase price or contract terms, inability of current tenants to meet financial obligations, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.

QUESTIONS & ANSWERS

- ***When can I expect to receive my next distribution mailing?***
  Your distribution correspondence for the First Quarter of 2019 is scheduled to be mailed on or about May 15, 2019.

- ***When will the Partnership mail the 2018 K-1's?***
  We plan to mail the 2018 K-1's during the first week of March, 2019.

- ***What was the estimated December 31, 2018 Net Unit Value ("NUV")?***
  Management has estimated the December 31, 2018 Net Unit Value of each interest of the Partnership to approximate $380. Please note that the estimated year-end NUV should be adjusted (reduced) for any subsequent property sale(s) or applicable impairment write-downs during the following year. As with any valuation methodology, the independent third-party appraisal valuation methodology was based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated NUV. Accordingly, with respect to the estimated NUV, the Partnership can give no assurance that:
  - an investor would be able to resell his or her Units at this estimated NUV;
  - an investor would ultimately realize distributions per Unit equal to the Partnership's estimated NUV per Unit upon the liquidation of all of the Partnership's assets and settlement of its liabilities;
  - the Units would trade at the estimated NUV in a secondary market; or
  - the methodology used to estimate the Partnership's NUV would be acceptable under ERISA for compliance with its reporting requirements.

- ***How can I obtain hard copies of Quarterly and Annual Reports or other SEC filings?***
  Please visit the Investor Relations page at the Partnership website at www.divallproperties.com or the SEC website at www.sec.gov to print a copy of the report(s) or contact Investor Relations.

- ***What is the meaning of the word "Insured" in the name of this investment?***
  In the offering materials from the late 1980's, sponsored by the former general partners, there was a representation (but no "guarantee") that the Partnership would seek to insure rents from vacant properties. Although, there was some initial availability of very restrictive and limited (one year) insurance, that availability vanished in the early 1990's.
  In other words, the former general partners were "fast and loose" with professing the concept of "Insured" and the next and final partnership they sold did not use the term in the investment's name.

CONTACT INVESTOR RELATIONS TO UPDATE PERSONAL INFORMATION (ADDRESS, TELEPHONE, ETC.):

MAIL: DiVall Investor Relations
c/o Phoenix American Financial Services, Inc.
2401 Kerner Blvd.
San Rafael, CA 94901

PHONE: 1-800-547-7686
FAX: 1-415-485-4553

(Please mail or fax a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.)